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                 August 19, 2021

       Brian E. Cabrera
       Chief Legal and Compliance Officer
       Quantum Corporation
       224 Airport Parkway, Suite 550
       San Jose, CA 95110

                                                        Re: Quantum Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed August 19,
2021
                                                            File No. 333-258922

       Dear Mr. Cabrera:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Katherine Wray, Staff Attorney, at 202-551-3483 or Jan Woo, Legal
       Branch Chief, at 202-551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology